Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SunEdison Semiconductor Limited:

We consent to the incorporation by reference herein of our report dated March 20, 2014 with respect to the combined balance sheets of SunEdison Semiconductor Limited (Semiconductor Materials Business of SunEdison, Inc.) (the Company) as of December 31, 2013 and 2012, and the related combined statements of operations, comprehensive (loss) income, equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report is included in the Registration Statement on Form S-1/A (File No. 333-200787) filed by the Company on January 8, 2015, and to the reference to our firm under the heading “Experts,” included in the aforementioned Form S-1/A and incorporated by reference herein.

/s/ KPMG LLP

St. Louis, Missouri

January 13, 2015